                                                                    Exhibit 23.5

                    [LETTERHEAD OF GABER, NYMAN & CO., LLP]


                        Consent of Independent Auditors

Board of Trustees
Provident Bank 401(k) Plan
400 Rella Blvd.
Montebello, NY 10901

We consent to the inclusion in the registration statement our report dated September 17, 1998 relating to the statements of net assets available for plan benefits of the Provident Bank 401(k) Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for the years then ended.


/s/ Gaber, Nyman & Co., LLP
Bardonia, New York
November 4, 1998